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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                          Life Financial Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   53184P101
                        ------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  CUSIP No. 53184P101
            ---------

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1.   I.R.S. Identification Nos. of above persons (entities only).

      Lois Lauer, Inc., Money Purchase Pension Plan
      33-0547874
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      1998 Orange Tree Ln., Redlands, CA 92374

------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     Number of            65,000

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6.

     Owned By
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7.
    Reporting

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8.

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
      65,000
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (11)
11.
      .97

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      Pension Plan
------------------------------------------------------------------------------

  CUSIP No. 53184P101
            ---------

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1.   I.R.S. Identification Nos. of above persons (entities only).

      Sterling Group
      33-0010061
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      1998 Orange Tree Ln., Redlands, CA 92374

------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     Number of            25,000

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6.

     Owned By
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7.
    Reporting

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8.

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
      25,000
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (11)
11.
      .38

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      Partnership
------------------------------------------------------------------------------

  CUSIP No. 53184P101
            ---------

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1.   I.R.S. Identification Nos. of above persons (entities only).

      Lois Lauer, Inc.
      95-3067647
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      1998 Orange Tree Ln., Redlands, CA 92374

------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     Number of            75,000

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6.

     Owned By
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7.
    Reporting

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8.

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
      75,000
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (11)
11.
      1.13

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      California Corporation
------------------------------------------------------------------------------

  CUSIP No. 53184P101
            ---------

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1.   I.R.S. Identification Nos. of above persons (entities only).

      Vaughn S. Bryan & Ann L. Bryan
      ###-##-#### and ###-##-####
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      1998 Orange Tree Ln., Redlands, CA 92374

------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     Number of            147,000

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6.

     Owned By
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7.
    Reporting

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8.

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
      147,000
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (11)
11.
      2.20

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      Individual Husband & Wife
------------------------------------------------------------------------------

  CUSIP No. 53184P101
            ---------

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1.   I.R.S. Identification Nos. of above persons (entities only).

      Financial 2000, Inc.
      33-0546706
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      1998 Orange Tree Ln., Redlands, CA 92374

------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     Number of            131,000

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6.

     Owned By
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7.
    Reporting

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8.

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
      131,000
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (11)
11.
      1.97

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      California Corporation
------------------------------------------------------------------------------

     (a) The following certification shall be included if the statement is filed pursuant to (S)240.134-1(b).

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             12/12/00
                                                    ----------------------------
                                                               Date

                                                        /s/ Vaughn S. Bryan
                                                    ----------------------------
                                                             Signature

                                                           Vaughn S. Bryan,
                                                    ----------------------------
                                                            Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)